UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A/A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INSTINET GROUP INCORPORATED

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INSTINET GROUP INCORPORATED

2005 Annual Stockholders Meeting

Revised Lincoln Talking Points

Q Why did you sell the company in three parts?

We did not break up the company into three parts and sell each piece. We agreed to sell the entire company, except LJR, to NASDAQ. Immediately upon completion of that transaction, INET will be combined with NASDAQ’s current operations and the remainder of the company, including our other major business, Instinet, The Institutional Broker, will be acquired by Silver Lake Partners from NASDAQ. Certain members of our management will participate in the Silver Lake Partners transaction. We agreed to sell LJR to Bank of New York in a separate transaction, both because The Bank of New York proposed a very attractive price and because NASDAQ was not willing to acquire LJR.

Q Why is the price that the shareholder is receiving for their shares less than what the price of the shares was before the deal was made? Why are the shareholders not getting more?

When we started the auction process, the stock price was trading below the $5.44 that we agreed to. As you know, there

were	numerous leaks and rumors about a potential deal, some of which were extremely inaccurate, and it is likely that
people	also began to speculate in the stock. Our focus as directors and fellow shareholders was on obtaining the best price
available	for Instinet, and we think the extended, and open, process we conducted has clearly led to that result.

If you look at traditional multiples for transactions, the $1.88 billion in proceeds is 29.4 times the estimated consensus of earnings for 2005. That is a very favorable multiple from our perspective.

Q Why does Reuters favor this transaction?

You would need to ask Reuters why they decided to support the transaction. However, we would note that in July of last year, shortly before the Financial Times of London reported that Reuters was considering selling its holding in Instinet Group, our stock was trading around $4.83. We think this transaction resulted in the best achievable result for shareholders.

Q What is Instinet management getting out of this transaction?

All outstanding employee stock options under the Instinet Stock Option Plan will vest upon completion of the merger, assuming they continue to work during the period between signing and closing. Many options will expire without value because they have an exercise price in excess of the deal price. Our performance shares will be treated in accordance with the Performance Share Plan. Once the merger is completed, each participant will receive the payout for any plan cycles that have closed as soon as reasonably practicable following closing. For plan cycles that have not been completed, each participant will receive the payout of the uncompleted plan cycles on a prorated basis, as if the target performance measures were met, but not exceeded. In effect, this means that the payout for the participants will be the deal price ($5.44 per share, subject to certain adjustments). In addition, certain members of management are participating with Silver Lake Partners L.P. in the purchase of the institutional broker business from NASDAQ. This will be disclosed in more detail in the merger proxy statement we expect to file shortly with the SEC and, after the SEC has completed its review process of the proxy statement (which usually takes about 6 weeks), mail to shareholders for the special meeting to consider the transaction.

Q. What will a shareholder receive for their shares? Does this amount include the dividend from LJR?

Shareholders will receive approximately $5.44 per share (subject to certain adjustments) in the merger with NASDAQ. That amount will be reduced to the extent of the per share dividend declared relating to the sale of Lynch, Jones and Ryan, Inc.

We expect to declare a dividend to all stockholders in an amount not to exceed the net proceeds of the LJR transaction. The dividend is expected to be declared at about the time the LJR transaction closes and would be paid to shareholders as of the dividend record date.

Q. What is the estimated timing for each payment?

The payments are tied to the closing of the transactions. We anticipate completing the LJR transaction by the end of June 2005. Shortly after the closing of the LJR transaction, the dividend would be paid.. The transaction with NASDAQ is subject to customary conditions, including the approval of the transaction by Instinet Group’s shareholders, the sale of LJR, as well as regulatory approvals. Reuters has agreed to vote in favor of the merger at our special meeting, so shareholder approval is assured unless the board of directors changes its recommendation for the merger at which point Reuters is no longer obligated to vote in favor of the merger or if the merger agreement is terminated before the Instinet shareholder meeting.

All parties have agreed to promptly seek regulatory approvals, including SEC approval and approval under the Hart-Scott Rodino Antitrust Improvements Act, and will make efforts to complete the transaction by year-end. After the closing of the NASDAQ transaction, the merger consideration will be paid, adjusted for the previously paid dividend.

Q. What part of the dividend distributed from the LJR sale will be a dividend and how much will be a return of capital?

The distribution will be treated as a dividend for tax purposes to the extent INGP and its US subsidiaries have an after tax surplus in the year of the dividend, or an accumulated after tax surplus for prior years, as calculated under IRS rules. The amount that is a dividend cannot be calculated at this time, in part because of uncertainties in that forecast caused by uncertainties in the closing date of both the NASDAQ and LJR transactions. You should also consult your tax advisor with respect to these matters.

Q. Will a shareholder have to pay taxes on this dividend received?

A US shareholder will be taxed on any dividend paid. We expect the dividend to be a qualifying dividend and therefore a US individual shareholder who satisfies the IRS holding period rules will pay tax at 5% or 15% on that dividend depending on the regular tax rate the US individual shareholder would pay on that dividend. The remainder of the distribution will be a return of capital or capital gain depending on the shareholder’s tax basis in the shares. You should consult your tax advisor on this matter.

Q. What if a shareholder does not want to sell their shares of INGP? Will they receive ownership of the agency broker or shares of NASDAQ?

INGP shareholders will not receive ownership of the agency broker or shares of NASDAQ. At the effective time of the NASDAQ merger, all shares will be converted into the right to receive the cash merger consideration, other than shares as to which Delaware appraisal rights are properly exercised. The proxy statement that will be mailed to you will disclose more detail in this regard, should you wish to avail yourself of those rights.

Q. If someone offered NASDAQ a higher price for the agency broker and they accepted it, would this break up the agreement between Instinet Group and NASDAQ?

No.

Q What if someone offers a higher price for INGP than NASDAQ?

We may terminate the merger agreement in the event of a higher offer if our board of directors determines in good faith and in accordance with its fiduciary duties that the higher offer is a superior proposal to the NASDAQ transaction. In such an event, we must pay NASDAQ a termination fee of $66.5 million but would be permitted to enter into a transaction agreement for the higher-priced deal.

Q What is the process and timing of each step until completion of the sales to NASDAQ? (proxy filing, vote, filing with the SEC, etc)

We are planning on filing with the SEC our preliminary merger proxy in the next few weeks. As part of the process, the SEC has the opportunity to respond with comments. This process can take up to 6 weeks or more to get the document finalized. Once this process is completed and we finalize the merger proxy, we will schedule a special meeting of stockholders and mail the proxy to our stockholders in connection with the vote on the merger at the special meeting.

Q Will the class action suits filed against the company slow the process down of completing the deal?

The Company, its directors and Reuters Group PLC have been named as defendants in four substantially similar shareholder actions. The complaints in the actions seek, among other things, an injunction against consummation of the transaction. We believe we have substantial meritorious defenses with respect to these actions.

Q What % of votes is required for the deal to be accepted?

A majority vote of our outstanding common stock. Reuters has already signed a voting agreement to vote all of its shares of INGP stock in favor of the NASDAQ transaction, which constitute a majority of the outstanding INGP shares.

Q What was the actual process that the company conducted to sell the company?

We went through a very extensive auction process over a six-month period of time. With the assistance of UBS, our investment bank, we contacted many potentially interested parties, and conducted an extensive process of soliciting interest in one or more of our businesses. We also considered a number of other alternative transactions, such as a spinoff or extraordinary dividend to shareholders. The auction process took place over several months, and we believe that any seriously interested party had a full opportunity to express interest in INGP and its businesses. We also believe this transaction is simply the best available transaction to maximize shareholder value.

Q What regulatory approval must be obtained for the deals to close? Are there any in Europe or Asia?

For the NASDAQ transaction, in the US, HSR approval is required as well as a NASD Rule 1017 application and NYSE Rule 312(B) application. Nasdaq will also seek Section 19 relief from the SEC. Also, we will be required to amend our Form BD to be filed with the SEC and state securities authorities and make filings with state securities authorities.

Outside the US, several notifications or post closing approvals are required in various jurisdictions, including France, Switzerland, Canada and Bermuda as well as certain stock exchanges. Pre-Closing approvals are required in Hong Kong, Japan and the UK.

For the LJR transaction, in the US, a NASD Rule 1017 application is required along with several notifications including to Securities Investor Protection Corporation and the Municipal Securities Rulemaking Board. Also, we will be required to amend our Form BD to be filed with the SEC and state securities authorities and make filings with state securities authorities.

Outside the US, several notifications or post closing approvals are required in various jurisdictions, including Canada and Australia. We do not expect any issues in obtaining these approvals.

Q What is the Instinet Group 2005 Annual Cash Incentive Plan?

The Instinet Group 2005 Annual Cash Incentive Plan is our proposed new short-term incentive plan for certain of our senior executives. The Incentive Plan is an annual cash bonus plan that is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code which eliminates a federal income tax deduction for annual compensation in excess of $1 million paid by the company to certain executive officers in any one year unless that compensation is paid on account of attainment of one or more “performance-based” goals. This plan is intended to replace the Annual Bonus Plan for our executive officers and other key employees of the company.

The purpose of the Incentive Plan is to incentivize and encourage employees of the company to achieve predetermined short-term performance goals and to be appropriately compensated for the achievement of those goals. The principal terms of the Incentive Plan are detailed in the proxy statement you received in connection with this meeting.

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group intends to file a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.

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